FORM 8-K

                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549


                              CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of
                   The Securities Exchange Act of 1934



Date of Report (Date of earliest
event reported):                                February 8, 1994



                    Zenith Electronics Corporation
          (Exact name of registrant as specified in its charter)



     Delaware                   1-4115               36-1996520
(State or jurisdiction       (Commission File       (IRS Employer
of incorporation)             Number)               identification No.)


    1000 Milwaukee Avenue
    Glenview, Illinois                                   60025
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number,
including area code                                  (708) 391-7000


                        Not applicable
(Former name or former address, if changed since last report)

Item 5.    Other Events.

 The following statement was included in the Company's recently filed Form S-3 Registration Statement under the Securities Act of 1933:

"INVESTMENT CONSIDERATIONS

"The following factors should be carefully considered in evaluating an investment in any shares of Common Stock offered hereby:

"Losses From Continuing Operations. The Company has reported substantial losses from its continuing operations for the last eight years. The color television market in the United States has been under intense pricing pressure for many years and color television prices have dropped sharply, resulting in substantially reduced profit margins. Although the Company has benefitted from major cost-reduction programs, lower sales and inflationary cost increases have more than offset such cost reduction benefits. In recent years, operating results have also been adversely affected by significant restructuring charges, start-up costs for new programs and costs related to downsizing certain non-consumer businesses. The Company expects a loss in the fourth quarter and the full year 1993 despite record industry unit volume. The Company also plans to take a special charge of about $30 million in the fourth quarter of 1993. See "Recent Developments." There can be no assurance that the Company's net operating losses will not continue for the foreseeable future.

"Liquidity. Cash decreased from $176 million at December 31, 1989 to zero at October 2, 1993. (Due to the seasonal nature of the Company's business, cash available peaks after year ends). Of the total cash decrease, $67 million was related to the disposition of the discontinued computer products business and took place in 1990, while the remaining
$109 million related to ongoing operations, including cash used for operating activities, investing activities and financing activities. The Company's borrowings during this period have increased, and the Company entered into the Credit Agreement in May, 1993. The maximum commitment of funds available for borrowing under the Credit Agreement is $90 million, based upon a borrowing base formula related to eligible accounts and eligible inventory (each as defined in the Credit Agreement). As of February 3, 1994, the Company had outstanding borrowings under the Credit Agreement of $25 million. The Credit Agreement is scheduled to expire in December 1994. See "Credit Agreement." Although the Company believes that its Credit Agreement, together with extended-term payables available from a foreign supplier and its continuing efforts to obtain other financing sources, will be adequate to meet its seasonal working capital needs, there can be no assurance that the Company may not experience liquidity problems in the future because of adverse market conditions or other unfavorable events.

"Business Strategy. The Company's business strategy involves improving the profitability of core businesses and the introduction of new products, such as high-definition television, home theater TVs and new digital cable products, as well as the restructuring of certain business operations. These efforts to improve profitability, develop and introduce new products and restructure operations are expected to continue to involve significant expenditures by the Company in 1994 and beyond. There can be no assurance that the Company will achieve the improvement in financial results expected from this business strategy.

"Competition. The Company's major product areas, including the color television market, are highly competitive. The Company's major competitors are foreign-owned global giants, generally with greater financial, marketing, manufacturing and technical resources. In efforts to increase market share or achieve higher production volumes, the Company's competitors have aggressively lowered their selling prices. Some of the Company's foreign competitors have been capable of offsetting the effects of U.S. price reductions through sales at higher margins in their home markets and through direct governmental supports. There can be no assurance that such competition will not continue to adversely affect the Company's performance or that the Company will be able to maintain its market share in the face of such competition."




                               SIGNATURES
                               ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

		ZENITH ELECTRONICS CORPORATION



		By:/s/ David S. Levin
     --------------------
					David S. Levin, Secretary


Date:	February 8, 1994